Exhibit 99.1
Tesoro Logistics LP Announces Filing of Registration Statement for Initial Public Offering
San Antonio, Texas (January 4, 2011) — Tesoro Logistics LP (“Tesoro Logistics”), a wholly owned subsidiary of Tesoro Corporation (NYSE: TSO), announced today that it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with a proposed initial public offering of its common units representing limited partner interests. Application will be made to list the common units on the New York Stock Exchange under the symbol “TLLP.” The number of common units to be offered and the price range for the offering have not yet been determined.
Tesoro Logistics was formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets. Headquartered in San Antonio, Texas, Tesoro Logistics’ initial assets will consist of a crude oil gathering system in the Bakken Shale/Williston Basin area, eight refined products terminals in the midwestern and western United States, and a crude oil and refined products storage facility and five related short-haul pipelines in Utah.
Citi will act as the lead book-running manager for the proposed offering. The offering will be made only by means of a prospectus. When available, a preliminary prospectus relating to this offering may be obtained from:
Citi
Brooklyn Army Terminal
Attention: Prospectus Dept.
140 58th Street, 8th floor,
Brooklyn, NY, 11220
Toll free: 1-800-831-9146
batprospectusdept@citi.com
You may also obtain it free of charge by visiting the Securities and Exchange Commission’s website at http://www.sec.gov under the registrant’s name, “Tesoro Logistics LP”.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.
This news release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve certain risks and uncertainties, including, among others, our business plans may change as circumstances warrant and securities of Tesoro Logistics may not ultimately be offered to the public because of general market conditions or other factors.
Contact:
Investors: Louie Rubiola, Director, Investor Relations, (210) 626-4355
Media: Mike Marcy, Manager of External Affairs, (210) 626-4697
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